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                 Request for Acceleration of Effective Date of
    Pre-Effective Amendment No. 2 to Registration Statement on Form N-14 of
                                ING Equity Trust
         Pursuant to Rule 461 under Securities Act of 1933, as amended




November 29, 2006


VIA EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20002

     Re:   ING Equity Trust
           Registration Statement No. 333-137955

To the Securities and Exchange Commission:

ING Equity Trust (the "Registrant") and ING Funds Distributor, Inc., as general distributor of the Registrant's shares, hereby request the acceleration of Registrant's Pre-Effective Amendment No. 2 to the
Registration Statement filed on Form N-14, to November 29, 2006 or soon on as practicable thereafter.

                             ING Equity Trust


                             By:

                             /s/ Huey P. Falgout
                             -------------------
                             Huey P. Falgout, Jr.
                             Secretary

                             ING Funds Distributor, Inc.


                             By:

                             /s/ Robert S. Naka
                             ------------------
                             Robert S. Naka
                             Executive Vice President, Chief Operating Officer, Assistant Secretary